UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 19, 2013

Date of earliest event reported: February 15, 2013

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Main Street, Suite 1300 Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2013, the Board of Managers of Constellation Energy Partners LLC (the “Company”) appointed Elizabeth A. Evans as Vice President of Land, General Counsel and Corporate Secretary. Ms. Evans, age 45, became an employee of the Company in October 2009, and has held various positions, including most recently as Associate General Counsel and Land Manager. Prior to joining the Company, Ms. Evans served as a Senior Counsel for Constellation Energy Commodities Group, Inc. (“CCG”) from August 2005 until June 2009. Prior to joining CCG, Ms. Evans held various legal positions at Anadarko Petroleum Corporation and El Paso Corporation.

In connection with her appointment, Ms. Evans entered into an Employment Agreement with CEP Services Company, Inc., a wholly-owned subsidiary of the Company. Under the terms of the Employment Agreement, Ms. Evans is entitled to an annual base salary of $210,000 and to participate in annual bonuses and long-term equity incentive grants as established by the Company’s Compensation Committee, as well as other benefits available to other employees of the Company, including life insurance, reimbursement of business expenses, vacation and medical benefits.

Ms. Evans’ employment may be terminated at any time and for any reason by either or both of the Company and herself. Except as described below, if Ms. Evans terminates her employment, all unvested or unearned awards will be forfeited. If Ms. Evans’ employment is terminated in connection with an “Involuntary Termination” at any time prior to a change of control of the Company or after two years have elapsed following a change of control, the Company will, pursuant to the terms of her Employment Agreement, make payments and take actions as follows (such payments and actions, the “Severance Amount”):

•	make a cash payment of (i) one and one-half times her then-current annual compensation, which includes (A) her target-level bonus plus (B) the greater of her annual base salary in effect on the date of the Involuntary Termination or her annual base salary in effect 180 days prior to the Involuntary Termination;

•	cause any unvested awards granted under the 2009 Omnibus Incentive Compensation Plan to become immediately vested and cause any and all nonqualified deferred compensation to become immediately nonforfeitable; and

•	cause a continuation of medical and dental benefits for one year following the Involuntary Termination.

If Ms. Evans’ employment is terminated (i) by her through the exercise of the Special Termination Option (described below) or (ii) in connection with an Involuntary Termination during the two-year period following a change of control of the Company, the Company will, pursuant to the terms of her Employment Agreement, make payments and take actions as follows (such payments and actions, the “Enhanced Severance Amount”);

•	make a cash payment of (i) two times her then-current annual compensation, which includes (A) her target level bonus plus (B) the greater of her annual base salary in effect on the date of the Involuntary Termination, her annual base salary in effect 180 days prior to the Involuntary Termination, or her annual base salary in effect immediately prior to the change of control, plus (iii) her performance award and target-based grants payable under the 2009 Omnibus Incentive Compensation Plan for the then-current year, paid as if the target-level performance was achieved for the entire year, prorated based on the number of whole or partial months completed at the time of her Involuntary Termination;

•	cause any unvested awards granted under the 2009 Omnibus Incentive Compensation Plan to become immediately vested and cause any and all nonqualified deferred compensation to become immediately nonforfeitable;

•	cause a continuation of medical and dental benefits for one year following the change of control; and

•	provide for a full tax gross-up in connection with any excise tax levied on the items described in the preceding three bullets.

The “Special Termination Option” permits Ms. Evans to terminate her employment at any time within the one-year period following the acquisition by PostRock Energy Corporation or its affiliates of at least 49% of our outstanding common units.

The Severance Amount and Enhanced Severance Amount are contingent on the execution of a release of any claims Ms. Evans may have against us and our affiliates. In addition, any such amounts must be repaid if a final and non-appealable judgment is entered by a court of competent jurisdiction finding that Ms. Evans’ conduct in performance of her duties under the Employment Agreement constituted willful misconduct.

The initial term of the Employment Agreement is May 1, 2014 unless sooner terminated in accordance with the terms thereof. If the Employment Agreement has not otherwise been terminated prior to the expiration of the initial term, the Employment Agreement will automatically be extended for an additional one-year period unless either party to the Employment Agreement delivers written notice 180 days prior to the expiration of the initial term. The Company has guaranteed the obligations of CEP Services Company, Inc. under the Employment Agreement.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by the actual Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

ITEM 8.01.	Other Events

On February 19, 2013, the Company issued a press release announcing Ms. Evans’ appointment as Vice President of Land, General Counsel and Corporate Secretary. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of February 15, 2013, between Elizabeth Ann Evans and CEP Services Company, Inc.

99.1	Press Release, dated February 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: February 19, 2013	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Treasurer

Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of February 15, 2013, between Elizabeth Ann Evans and CEP Services Company, Inc.

99.1	Press Release, dated February 19, 2013